Exhibit 99.2
McDonald's Corporation
Supplemental Information (Unaudited)
Quarter and Six Months Ended June 30, 2020

SUPPLEMENTAL INFORMATION
The purpose of this exhibit is to provide additional information related to the results of McDonald's Corporation (the “Company”) for the quarter and six months ended June 30, 2020. This exhibit should be read in conjunction with Exhibit 99.1.
Prior to January 1, 2020, the Company presented both expenditures and receipts related to technology fees charged to franchisees and revenues related to certain licensing arrangements within Other operating (income) expense, net, because these activities were not part of the Company’s ongoing major or central operations. Effective January 1, 2020, the Company is presenting the revenues and expenses related to these activities within Other revenues and Other restaurant expenses, respectively, in the Condensed Consolidated Statement of Income. The change in presentation was applied retrospectively to all periods presented and had no effect on Operating income, Net income, or Earnings per share.
Management reviews and analyzes business results excluding the effect of foreign currency translation, impairment and other strategic charges and gains, as well as income tax provision adjustments related to the Tax Cuts and Jobs Act of 2017 ("Tax Act"), and bases incentive compensation plans on these results, because the Company believes this better represents underlying business trends.

Impact of Foreign Currency Translation
While changes in foreign currency exchange rates affect reported results, McDonald's mitigates exposures, where practical, by purchasing goods and services in local currencies, financing in local currencies and hedging certain foreign-denominated cash flows. Results excluding the effect of foreign currency translation (also referred to as constant currency) are calculated by translating current year results at prior year average exchange rates.
IMPACT OF FOREIGN CURRENCY TRANSLATION
Dollars in millions, except per share data

			Currency Translation Benefit/ (Cost)
Quarters Ended June 30,	2020	2019	2020
Revenues	$3,761.5	$5,409.8	$(82.5)
Company-operated margins	145.3	433.3	(1.3)
Franchised margins	1,563.5	2,396.2	(21.1)
Selling, general & administrative expenses	647.0	533.1	4.8
Operating income	961.1	2,273.9	(16.5)
Net income	483.8	1,516.9	(10.5)
Earnings per share-diluted	$0.65	$1.97	$(0.01)

			Currency Translation Benefit/ (Cost)

Six Months Ended June 30,	2020	2019	2020
Revenues	$8,475.9	$10,433.9	$(157.3)
Company-operated margins	418.3	787.6	(4.9)
Franchised margins	3,617.3	4,578.2	(56.3)
Selling, general & administrative expenses	1,236.8	1,032.2	8.6
Operating income	2,654.7	4,367.9	(52.8)
Net income	1,590.7	2,845.3	(23.3)
Earnings per share-diluted	$2.12	$3.69	$(0.03)

•	The negative impact of foreign currency translation on consolidated operating results for the quarter and six months primarily reflected the weakening of the Australian Dollar and Euro.

Net Income and Diluted Earnings per Share
For the quarter, net income decreased 68% (67% in constant currencies) to $483.8 million, and diluted earnings per share decreased 67% (66% in constant currencies) to $0.65. Foreign currency translation had a negative impact of $0.01 on diluted earnings per share.
For the six months, net income decreased 44% (43% in constant currencies) to $1,590.7 million, and diluted earnings per share decreased 43% (42% in constant currencies) to $2.12. Foreign currency translation had a negative impact of $0.03 on diluted earnings per share.
Results for the quarter and six months reflected sales performance declines due to temporary restaurant closures, limited operations and dramatic changes in consumer behavior as a result of COVID-19.
Results for the quarter and six months also included the following:

•	Over $200 million of committed incremental franchisee support for marketing to accelerate recovery and drive growth across the U.S. and International Operated Markets.

◦	About $100 million was recorded in the U.S., with over half of that amount reflected in franchised margins and the remaining amount reflected in Selling, General and Administrative Expenses.

◦	The remaining over $100 million of support was recorded in Selling, General and Administrative Expenses in the International Operated Markets segment.

•	$31 million of payments to distribution centers for obsolete inventory to support franchisee liquidity (reflected in Other Operating (Income) Expenses, Net).

•	An increase in reserves for bad debts of $45 million and $92 million for the quarter and six months, respectively.

•	Lower gains on sales of restaurant businesses.

•	Lower equity in earnings of unconsolidated affiliates.

Outlined below is additional information for the quarter and six months ended June 30, 2020:

EARNINGS PER SHARE-DILUTED RECONCILIATION

	Quarters Ended June 30,				Six Months Ended June 30,
	2020	2019	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2020	2019	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
GAAP earnings per share-diluted	$0.65	$1.97	(67)%	(66)%	$2.12	$3.69	(43)%	(42)%
Strategic charges	0.01	0.08			0.01	0.08
Non-GAAP earnings per share-diluted	$0.66	$2.05	(68)%	(67)%	$2.13	$3.77	(44)%	(43)%

Results for the quarter and six months 2020 included $0.01 per share of pre-tax strategic charges primarily due to the write-off of impaired software that was no longer being used of $12 million and $26 million, respectively. The six months was offset by $13 million of income primarily comprised of a reversal of a reserve associated with the Company's sale of its business in the India Delhi market in January 2020.
Results for the quarter and six months 2019 included $78 million of pre-tax strategic charges, or $0.08 per share, primarily related to impairment associated with the purchase of our joint venture partner's interest in the India Delhi market, partly offset by gains on the sales of property at the former Corporate headquarters.
Diluted earnings per share for both periods benefited from a decrease in diluted weighted average shares outstanding. For the six months, the Company repurchased 4.3 million shares of stock for $871.2 million. The Company suspended its share repurchase program in early March; therefore, no shares have been repurchased since then. In addition, in the second quarter, the Company paid a quarterly dividend of $1.25 per share, or $929.7 million, bringing total dividends paid for the six months to $1.9 billion.

Revenues
The Company's revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees, developmental licensees and affiliates. Revenues from conventional franchised restaurants include rent and royalties based on a percent of sales with minimum rent payments, and initial fees. Revenues from restaurants licensed to developmental licensees and affiliates include a royalty based on a percent of sales, and generally include initial fees. The Company’s Other revenues are comprised of fees paid by franchisees to recover a portion of costs incurred by the Company for various technology platforms, revenues from brand licensing arrangements to market and sell consumer packaged goods using the McDonald’s brand, and third party revenues for the Dynamic Yield business.
Franchised restaurants represented 93% of McDonald's restaurants worldwide at June 30, 2020. The Company's heavily franchised business model is designed to generate stable and predictable revenue, which is largely a function of franchisee sales, and resulting cash flow streams. As most revenues are based on a percent of sales, the Company expects that temporary restaurant closures, limited operations and dramatic changes in consumer behavior as a result of COVID-19 will continue to have a significant negative impact on revenue. The Company has granted the deferral of cash collection for certain rent and royalties earned from franchisees in substantially all markets. The extent of the deferrals differs in length by market. Although the Company is deferring cash collection, revenue is continuing to be recognized as sales are incurred.

REVENUES
Dollars in millions

Quarters Ended June 30,	2020	2019	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$551.8	$634.8	(13)%	(13)%
International Operated Markets	882.8	1,621.9	(46)	(43)
International Developmental Licensed Markets & Corporate	159.1	143.7	11	16
Total	$1,593.7	$2,400.4	(34)%	(31)%

Franchised revenues
U.S.	$1,165.2	$1,372.8	(15)%	(15)%
International Operated Markets	706.5	1,262.4	(44)	(42)
International Developmental Licensed Markets & Corporate	216.3	305.7	(29)	(26)
Total	$2,088.0	$2,940.9	(29)%	(28)%

Total Company-operated sales and Franchised revenues
U.S.	$1,717.0	$2,007.6	(14)%	(14)%
International Operated Markets	1,589.3	2,884.3	(45)	(43)
International Developmental Licensed Markets & Corporate	375.4	449.4	(16)	(13)
Total	$3,681.7	$5,341.3	(31)%	(30)%

Total Other revenues	$79.8	$68.5	16%	18%

Total Revenues	$3,761.5	$5,409.8	(30)%	(29)%

Six Months Ended June 30,	2020	2019	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$1,131.0	$1,232.4	(8)%	(8)%
International Operated Markets	2,188.1	3,109.8	(30)	(27)
International Developmental Licensed Markets & Corporate	300.4	298.7	1	6
Total	$3,619.5	$4,640.9	(22)%	(20)%

Franchised revenues
U.S.	$2,415.9	$2,621.4	(8)%	(8)%
International Operated Markets	1,780.5	2,437.5	(27)	(25)
International Developmental Licensed Markets & Corporate	499.6	597.1	(16)	(13)
Total	$4,696.0	$5,656.0	(17)%	(16)%

Total Company-operated sales and Franchised revenues
U.S.	$3,546.9	$3,853.8	(8)%	(8)%
International Operated Markets	3,968.6	5,547.3	(28)	(26)
International Developmental Licensed Markets & Corporate	800.0	895.8	(11)	(7)
Total	$8,315.5	$10,296.9	(19)%	(18)%

Total Other revenues	$160.4	137.0	17%	18%

Total Revenues	$8,475.9	$10,433.9	(19)%	(17)%

•
Total Company-operated sales and franchised revenues decreased 31% (30% in constant currencies) for the quarter and decreased 19% (18% in constant currencies) for the six months. Both periods reflected sales performance declines as a result of COVID-19. Revenue declines for both periods were more significant in the International Operated Markets segment, primarily driven by the temporary restaurant closures and limited operations, particularly in the U.K. and France. For the six months, results also reflected strong global comparable sales results for the two months ended February 2020.

Comparable Sales
Comparable sales is a key performance indicator used within the retail industry and is reviewed by management to assess business trends. Comparable sales exclude the impact of currency translation and sales from hyper-inflationary markets (currently, only Venezuela). Increases or decreases in comparable sales represent the percent change in constant currency sales from the same period in the prior year for all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed (which includes restaurants temporarily closed due to COVID-19 in 2020). Comparable sales are driven by changes in guest counts and average check, the latter of which is affected by changes in pricing and product mix.

	Increase/(Decrease)
	Month Ended			Quarters Ended June 30,
	April 30, 2020	May 31, 2020	June 30, 2020	2020	2019
U.S.	(19.2)%	(5.1)%	(2.3)%	(8.7)%	5.7%
International Operated Markets	(66.7)	(40.5)	(18.4)	(41.4)	6.6
International Developmental Licensed Markets & Corporate	(32.3)	(20.0)	(20.3)	(24.2)	7.9
Total	(39.0)%	(20.9)%	(12.3)%	(23.9)%	6.5%

	Increase/(Decrease)
	Six Months Ended June 30,
	2020	2019
U.S.	(4.5)%	5.1%
International Operated Markets	(24.8)	6.3
International Developmental Licensed Markets & Corporate	(14.4)	6.9
Total	(14.0)%	6.0%

Systemwide Sales and Franchised Sales
The following tables present Systemwide sales growth rates and franchised sales. Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance, because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.
SYSTEMWIDE SALES*

	Quarter Ended June 30, 2020		Six Month Ended June 30, 2020
	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	(9)%	(9)%	(5)%	(5)%
International Operated Markets	(43)	(41)	(26)	(24)
International Developmental Licensed Markets & Corporate	(24)	(22)	(15)	(12)
Total	(24)%	(23)%	(14)%	(13)%

*
Unlike comparable sales, the Company has not excluded hyper-inflationary market results (currently, only Venezuela) from Systemwide sales as these sales are the basis on which the Company calculates and records revenues.

FRANCHISED SALES
Dollars in millions

Quarters Ended June 30,	2020	2019	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$8,889.9	$9,710.9	(8)%	(8)%
International Operated Markets	4,184.9	7,196.4	(42)	(40)
International Developmental Licensed Markets & Corporate	4,381.7	5,868.3	(25)	(23)
Total	$17,456.5	$22,775.6	(23)%	(22)%

Ownership type
Conventional franchised	$13,051.1	$16,810.3	(22)%	(22)%
Developmental licensed	2,056.9	3,556.8	(42)	(38)
Foreign affiliated	2,348.5	2,408.5	(3)	(2)
Total	$17,456.5	$22,775.6	(23)%	(22)%

Six Months Ended June 30,	2020	2019	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$17,763.6	$18,561.3	(4)%	(4)%
International Operated Markets	10,377.6	13,861.2	(25)	(23)
International Developmental Licensed Markets & Corporate	9,828.7	11,563.6	(15)	(12)
Total	$37,969.9	$43,986.1	(14)%	(12)%

Ownership type
Conventional franchised	$28,037.5	$32,276.3	(13)%	(12)%
Developmental licensed	5,284.9	6,879.6	(23)	(19)
Foreign affiliated	4,647.5	4,830.2	(4)	(4)
Total	$37,969.9	$43,986.1	(14)%	(12)%

Restaurant Margins
RESTAURANT MARGINS
Dollars in millions

	Amount			Inc/ (Dec) Excluding Currency Translation
Quarters Ended June 30,	2020	2019	Inc/ (Dec)
Franchised
U.S.	$882.7	$1,093.0	(19)%	(19)%
International Operated Markets	470.5	1,004.5	(53)	(52)
International Developmental Licensed Markets & Corporate	210.3	298.7	(30)	(27)
Total	$1,563.5	$2,396.2	(35)%	(34)%
Company-operated
U.S.	$83.3	$103.7	(20)%	(20)%
International Operated Markets	57.1	328.4	(83)	(82)
International Developmental Licensed Markets & Corporate	n/m	n/m	n/m	n/m
Total	$145.3	$433.3	(66)%	(66)%
Total restaurant margins
U.S.	$966.0	$1,196.7	(19)%	(19)%
International Operated Markets	527.6	1,332.9	(60)	(59)
International Developmental Licensed Markets & Corporate	n/m	n/m	n/m	n/m
Total	$1,708.8	$2,829.5	(40)%	(39)%

	Amount			Inc/ (Dec) Excluding Currency Translation
Six Months Ended June 30,	2020	2019	Inc/ (Dec)
Franchised
U.S.	$1,844.0	$2,072.7	(11)%	(11)%
International Operated Markets	1,285.8	1,923.5	(33)	(31)
International Developmental Licensed Markets & Corporate	487.5	582.0	(16)	(13)
Total	$3,617.3	$4,578.2	(21)%	(20)%
Company-operated
U.S.	$163.8	$187.0	(12)%	(12)%
International Operated Markets	254.8	597.4	(57)	(57)
International Developmental Licensed Markets & Corporate	n/m	n/m	n/m	n/m
Total	$418.3	$787.6	(47)%	(46)%
Total restaurant margins
U.S.	$2,007.8	$2,259.7	(11)%	(11)%
International Operated Markets	1,540.6	2,520.9	(39)	(37)
International Developmental Licensed Markets & Corporate	n/m	n/m	n/m	n/m
Total	$4,035.6	$5,365.8	(25)%	(24)%

n/m Not meaningful

•
Total restaurant margins decreased $1,120.7 million or 40% (39% in constant currencies) for the quarter and decreased $1,330.2 million or 25% (24% in constant currencies) for the six months, primarily due to sales performance declines as a result of COVID-19. Franchised margins represented about 90% of restaurant margin dollars for both the quarter and six months.

The U.S. franchised margin decrease for both periods also reflected additional committed support provided for marketing to accelerate recovery and drive growth, including the free Thank You Meals served across the country to first responders and health care workers. In addition, both periods reflected higher depreciation costs related to investments in Experience of the Future ("EOTF").
The U.S. and International Operated Markets segments Company-operated margins for both periods also reflected incremental COVID-19 expenses incurred for employee related costs, personal protective equipment, signage and other restaurant costs.

•	Total restaurant margins included $354.6 million and $705.5 million of depreciation and amortization expense for the quarter and six months, respectively.

Selling, General & Administrative Expenses

•
Selling, general and administrative expenses increased $113.9 million or 21% (22% in constant currencies) for the quarter and $204.6 million or 20% (21% in constant currencies) for the six months. Both periods reflected about $160 million of committed incremental marketing contributions by the Company to the System's advertising cooperative arrangements across the U.S. and International Operated Markets to accelerate recovery and drive growth, partly offset by lower travel costs and incentive-based compensation expense. The six months also reflected $40 million of costs related to the cancellation of the 2020 Worldwide Owner/Operator Convention; approximately $20 million of incremental costs related to contractual obligations as a result of a reduction in scope of certain investments in restaurant technology and research & development; and Dynamic Yield costs which were not included in the first quarter 2019.

•	Selling, general and administrative expenses as a percent of Systemwide sales was 3.0% and 2.1% for the six months ended 2020 and 2019, respectively.

Other Operating (Income) Expense, Net
OTHER OPERATING (INCOME) EXPENSE, NET
Dollars in millions

	Quarters Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Gains on sales of restaurant businesses	$(0.3)	$(43.9)	$(2.8)	$(73.0)
Equity in earnings of unconsolidated affiliates	(4.5)	(34.1)	(19.2)	(69.2)
Asset dispositions and other (income) expense, net	110.0	35.3	184.4	57.6
Impairment and other charges (gains), net	12.0	78.3	13.3	78.6
Total	$117.2	$35.6	$175.7	$(6.0)

•	Gains on sales of restaurant businesses decreased for the quarter and six months primarily due to fewer restaurant sales, primarily in the U.K. and the U.S.

•
Equity in earnings of unconsolidated affiliates declined for the quarter and six months primarily due to sales performance declines as a result of COVID-19 in both the International Operated Markets and International Developmental Licensed Markets.

•
Asset dispositions and other expense, net increased for the quarter and six months reflecting $31 million of payments to distribution centers for obsolete inventory to support franchisee liquidity. Results also reflected $45 million and $92 million of increased reserves for bad debts for the quarter and six months, respectively.

•
Impairment and other charges, net for the quarter and six months 2020 reflected the write-off of impaired software that was no longer being used of $11.9 million and $26.3 million, respectively. The six months was mostly offset by $13.0 million of income primarily comprised of a reversal of a reserve associated with the Company's sale of its business in the India Delhi market in January 2020. Results for the quarter and six months 2019 primarily reflected $99.4 million of impairment associated with the purchase of our joint venture partner's interest in the India Delhi market, partly offset by $19.5 million of gains on the sales of property at the former Corporate headquarters.

Operating Income
OPERATING INCOME & OPERATING MARGIN
Dollars in millions

Quarters Ended June 30,	2020	2019	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$735.2	$1,048.8	(30)%	(30)%
International Operated Markets	234.8	1,218.8	(81)	(80)
International Developmental Licensed Markets & Corporate	(8.9)	6.3	n/m	n/m
Total	$961.1	$2,273.9	(58)%	(57)%

Six Months Ended June 30,	2020	2019	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$1,627.6	$2,000.7	(19)%	(19)%
International Operated Markets	1,113.9	2,266.8	(51)	(49)
International Developmental Licensed Markets & Corporate	(86.8)	100.4	n/m	n/m
Total	$2,654.7	$4,367.9	(39)%	(38)%

Operating margin	31.3%	41.9%
Non-GAAP operating margin	31.5%	42.6%

n/m Not meaningful

•
Operating Income: Operating income decreased $1,312.8 million or 58% (57% in constant currencies) for the quarter and decreased $1,713.2 million or 39% (38% in constant currencies) for the six months. The operating income decrease for both periods in all segments primarily reflected sales performance declines as a result of COVID-19.

•
U.S.: Results for the quarter and six months also reflected about $100 million of incremental committed support for marketing to accelerate recovery and drive growth. Both periods also reflected lower gains on sales of restaurant businesses.

•
International Operated Markets: The operating income decrease for the quarter and six months also reflected over $100 million of incremental committed support for marketing to accelerate recovery and drive growth; incremental COVID-19 Company-operated expenses for employee related costs, personal protective equipment, signage and other restaurant costs; lower equity in earnings from unconsolidated affiliates; and $23 million of payments to distribution centers for obsolete inventory.

•
International Developmental Licensed Markets & Corporate: Results for both the quarter and six months also reflected lower equity in earnings of unconsolidated affiliates and $45 million and $92 million of increased reserves for bad debts for the quarter and six months, respectively. Results for both the quarter and six months 2019 reflected approximately $78 million of net impairment and strategic charges.

•
Operating Margin: Operating margin is defined as operating income as a percent of total revenues. The contributions to operating margin differ by segment due to each segment's ownership structure, primarily due to the relative percentage of franchised versus Company-operated restaurants. Additionally, the number of temporary restaurant closures, which varies by segment, as a result of COVID-19, also impacts the contribution of each segment to the consolidated operating margin.

The decrease in operating margin percent for the six months was driven by a decline in sales performance, higher other operating expenses and higher G&A. While the sales driven franchised margin decline had a dilutive effect on operating margin percent, franchised margins represented about 90% of overall margin dollars and were a key component of operating income.

Interest Expense

•
Interest expense increased 12% (13% in constant currencies) for the quarter and increased 7% (8% in constant currencies) for the six months, reflecting higher average debt balances, partly offset by a decrease in the amount of Euro denominated deposits incurring interest expense as a result of the Company's cash management strategies.

•
Based on current interest and foreign currency exchange rates, the Company expects interest expense for the full year 2020 to increase about 10% to 12% due primarily to higher average debt balances as a result of additional issuances in response to COVID-19.

Nonoperating (Income) Expense, Net
NONOPERATING (INCOME) EXPENSE, NET
Dollars in millions

	Quarters Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Interest income	$(5.0)	$(10.7)	$(10.4)	$(20.7)
Foreign currency and hedging activity	(0.6)	(10.4)	(18.4)	(19.7)
Other expense, net	(1.1)	3.0	(9.2)	10.9
Total	$(6.7)	$(18.1)	$(38.0)	$(29.5)

Income Taxes

•	The effective income tax rate was 25.4% and 24.5% for the quarters ended 2020 and 2019, respectively, and 24.0% and 25.9% for the six months ended 2020 and 2019, respectively.

•	Results for the six months 2019 included $47 million of additional income tax costs due to regulations issued in January 2019 related to the Tax Act.

Capital Expenditures and Restaurant Development Update
The COVID-19 pandemic has resulted in delayed development projects across the segments. The Company expects capital expenditures for 2020 to be approximately $1.6 billion. About $800 million will be dedicated to our U.S. business, about half of which is allocated to approximately 900 EOTF projects. Globally, the Company expects to open roughly 950 restaurants. We will spend approximately $500 million in the U.S. and International Operated segments to open about 270 restaurants and our developmental licensee and affiliates will contribute capital towards the remaining 680 restaurant openings in their respective markets. Additionally, the U.S. expects to close roughly 200 restaurants in 2020, which is an acceleration of closings planned for future years. Over half of the U.S. closures are lower sales volume McDonald's in Walmart store locations. The Company expects about 350 net restaurant additions in 2020.

Restaurant Information
SYSTEMWIDE RESTAURANTS

At June 30,	2020		2019	Inc/ (Dec)
U.S.	13,835		13,886	(51)

International Operated Markets
Germany	1,476		1,487	(11)
Canada	1,477		1,471	6
France	1,484		1,471	13
United Kingdom	1,319		1,300	19
Australia	1,002		985	17
Russia	747		685	62
Italy	599		586	13
Spain	529		518	11
Other	1,846		1,797	49
Total International Operated Markets	10,479		10,300	179

International Developmental Licensed Markets & Corporate
China	3,513		3,152	361
Japan	2,909		2,900	9
Brazil	1,024		975	49
Philippines	668		642	26
South Korea	407		412	(5)
Other	6,185	*	5,841	344
Total International Developmental Licensed Markets & Corporate	14,706		13,922	784

Systemwide restaurants	39,020		38,108	912

Countries	119		120	(1)
*Includes restaurants in India Delhi that were refranchised as part of the sale of the market in the first quarter 2020.

SYSTEMWIDE RESTAURANTS BY TYPE

At June 30,	2020		2019	Inc/ (Dec)
U.S.
Conventional franchised	13,175		13,226	(51)
Company-operated	660		660	0
Total U.S.	13,835		13,886	(51)

International Operated Markets
Conventional franchised	8,539		8,372	167
Developmental licensed	251		233	18
Total Franchised	8,790		8,605	185
Company-operated	1,689		1,695	(6)
Total International Operated Markets	10,479		10,300	179

International Developmental Licensed Markets & Corporate
Conventional franchised	108		119	(11)
Developmental licensed	7,434		7,180	254
Foreign affiliated	6,864	*	6,331	533
Total Franchised	14,406		13,630	776
Company-operated	300		292	8
Total International Developmental Licensed Markets & Corporate	14,706		13,922	784

Systemwide
Conventional franchised	21,822		21,717	105
Developmental licensed	7,685		7,413	272
Foreign affiliated	6,864		6,331	533
Total Franchised	36,371		35,461	910
Company-operated	2,649		2,647	2
Total Systemwide	39,020		38,108	912
*Includes restaurants in India Delhi that were refranchised as part of the sale of the market in the first quarter 2020.

Risk Factors and Cautionary Statement Regarding Forward-Looking Statements
The information in this report includes forward-looking statements about future events and circumstances and their effects upon revenues, expenses and business opportunities. Generally speaking, any statement in this report not based upon historical fact is a forward-looking statement. Forward-looking statements can also be identified by the use of forward-looking words, such as “could,” “should,” “continue,” “estimate,” “forecast,” “intend,” “look,” “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “remain” and “confident” or similar expressions. In particular, statements regarding our plans, strategies, prospects and expectations regarding our business and industry, including statements regarding the impacts that the COVID-19 pandemic and our responses thereto may have on our future operations, are forward-looking statements. They reflect our expectations, are not guarantees of performance and speak only as of the date the statement is made. Except as required by law, we do not undertake to update such forward-looking statements. Our business results are subject to a variety of risks, including those that are reflected in the following considerations and risks, as well as elsewhere in our filings with the SEC. If any of these considerations or risks materialize, our expectations (or the underlying assumptions) may change and our performance may be adversely affected. You should not rely unduly on forward-looking statements.
The COVID-19 pandemic has adversely affected and could continue to adversely affect our financial results, condition and outlook.
Health epidemics or pandemics can adversely affect consumer spending and confidence levels and supply availability and costs, as well as the local operations in impacted markets, all of which can affect our financial results, condition and outlook. Importantly, the global pandemic known as COVID-19 has disrupted global health, economic and market conditions, consumer behavior and McDonald’s global restaurant operations beginning in early 2020. Local and national governmental mandates or recommendations and public perceptions of the risks associated with the COVID-19 pandemic have caused, and may continue to cause, consumer behavior to change and worsening or volatile economic conditions, which could continue to adversely affect our business. In addition, our global operations have been and may continue to be disrupted to varying degrees (from limited operations including drive-thru, delivery and/or take-away operations, sometimes with limited hours, menus and/or capacity, to full restaurant closures in some markets). While we cannot predict the duration or scope of the COVID-19 pandemic, or the resurgence of infections in one or more markets, the COVID-19 pandemic has negatively impacted our business and such impact could be material to our financial results, condition and outlook.
The COVID-19 pandemic may also have the effect of heightening other risks disclosed in these Risk Factors, such as, but not limited to, those related to consumer behavior, consumer perceptions of our brand, supply chain interruptions and labor availability and cost.
If we do not successfully evolve and execute against our business strategies, including under the Velocity Growth Plan, we may not be able to increase operating income.
To drive operating income growth, our business strategies must be effective in maintaining and strengthening customer appeal, delivering sustainable guest count growth and driving a higher average check. Whether these strategies are successful depends mainly on our System’s ability to:

•	Continue to innovate and differentiate the McDonald’s experience, including by preparing and serving our food in a way that balances value and convenience to our customers with profitability;

•	Capitalize on our global scale, iconic brand and local market presence to enhance our ability to retain, regain and convert key customer groups;

•	Utilize our organizational structure to build on our progress and execute against our business strategies;

•	Integrate and augment our technology and digital initiatives, including mobile ordering and payment and delivery;

•	Identify and develop restaurant sites consistent with our plans for net growth of Systemwide restaurants;

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Operate restaurants with high service levels and optimal capacity while managing the increasing complexity of our restaurant operations, create efficiencies through innovative use of technology and complete Experience of the Future (“EOTF”), particularly in the U.S.;

•	Accelerate our existing strategies, including through growth opportunities, acquisitions, investments and partnerships; and

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Evolve and adjust our business strategies in response to, among other things, changing consumer behavior, operational restrictions and impacts to our results of operations and liquidity as a result of the COVID-19 pandemic.

If we are delayed or unsuccessful in executing our strategies, or if our strategies do not yield the desired results, our business, financial condition and results of operations may suffer.

Failure to preserve the value and relevance of our brand could have an adverse impact on our financial results.
To be successful in the future, we believe we must preserve, enhance and leverage the value of our brand. Brand value is based in part on consumer perceptions. Those perceptions are affected by a variety of factors, including the nutritional content and preparation of our food, the ingredients we use, the manner in which we source commodities and our general business practices. Consumer acceptance of our offerings is subject to change for a variety of reasons, and some changes can occur rapidly. For example, nutritional, health, environmental and other scientific studies and conclusions, which constantly evolve and may have contradictory implications, drive popular opinion, litigation and regulation (including initiatives intended to drive consumer behavior) in ways that affect the IEO segment or perceptions of our brand, generally or relative to available alternatives. Consumer perceptions may also be affected by adverse commentary from third parties, including through social media or conventional media outlets, regarding the quick-service category of the IEO segment, our brand, our operations, our suppliers, or our franchisees. If we are unsuccessful in addressing adverse commentary or perceptions, whether or not accurate, our brand and our financial results may suffer.
Additionally, the ongoing relevance of our brand may depend on the success of our sustainability initiatives, which require Systemwide coordination and alignment. We are working to manage any risks and costs to us, our franchisees and our supply chain of any effects of climate change, greenhouse gases, and diminishing energy and water resources. These risks include any increased public focus, including by governmental and nongovernmental organizations, on these and other environmental sustainability matters, such as packaging and waste, animal health and welfare, deforestation and land use. These risks also include any increased pressure to make commitments, set targets or establish additional goals and take actions to meet them. These risks could expose us to market, operational and execution costs or risks.
If we are not effective in addressing social and environmental responsibility matters or achieving relevant sustainability goals, consumer trust in our brand may suffer. In particular, business incidents or practices, whether actual or perceived, that erode consumer trust or confidence, particularly if such incidents or practices receive considerable publicity or result in litigation, can significantly reduce brand value and have a negative impact on our financial results.
If we do not anticipate and address evolving consumer preferences and effectively execute our pricing, promotional and marketing plans, our business could suffer.
Our continued success depends on our System’s ability to retain, regain and convert customers. In order to do so, we need to anticipate and respond effectively to continuously shifting consumer demographics and trends in food sourcing, food preparation, food offerings and consumer preferences and behaviors in the “informal eating out” (“IEO”) segment. If we are not able to predict, or quickly and effectively respond to, these changes, or our competitors predict or respond more effectively, our financial results could be adversely impacted.
Our ability to retain, regain and convert customers also depends on the impact of pricing, promotional and marketing plans across the System, and the ability to adjust these plans to respond quickly and effectively to evolving customer preferences, as well as shifting economic and competitive conditions. Existing or future pricing strategies, marketing plans, and the value proposition they represent, are expected to continue to be important components of our business strategy; however, they may not be successful in retaining, regaining and converting customers, or may not be as successful as the efforts of our competitors, and could negatively impact sales, guest counts and market share.
Additionally, we operate in a complex and costly advertising environment. Our marketing and advertising programs may not be successful in retaining, regaining and converting customers. Our success depends in part on whether the allocation of our advertising and marketing resources across different channels, including digital marketing, allows us to reach our customers effectively and efficiently, and in ways that are meaningful to them. If the advertising and marketing programs are not successful, or are not as successful as those of our competitors, our sales, guest counts and market share could decrease.
Our investments to enhance the customer experience, including through technology, may not generate the expected returns.
Our long-term business objectives depend on the successful Systemwide execution of our strategies. We continue to build upon our investments in technology and modernization, including in EOTF (which focuses on restaurant modernization), digital engagement and delivery, in order to transform the customer experience. As part of these investments, we are placing renewed emphasis on improving our service model and strengthening relationships with customers, in part through digital channels and loyalty initiatives, as well as mobile ordering and payment systems. We also continue to offer and refine our delivery initiatives, including through growing awareness and trial, and to enhance our drive-thru technologies, which may not generate expected returns. If these initiatives are not well executed, or if we do not fully realize the intended benefits of these significant investments, our business results may suffer.
We face intense competition in our markets, which could hurt our business.
We compete primarily in the IEO segment, which is highly competitive. We also face sustained, intense competition from traditional, fast casual and other competitors, which may include many non-traditional market participants such as convenience stores, grocery stores and coffee shops as well as online retailers. We expect our environment to continue to be highly competitive, and our results in any particular reporting period may be impacted by a contracting IEO segment or by new or continuing actions, product offerings or consolidation of our competitors and third party partners, which may have a short- or long-term impact on our results.

We compete on the basis of product choice, quality, affordability, service and location. In particular, we believe our ability to compete successfully in the current market environment depends on our ability to improve existing products, successfully develop and introduce new products, price our products appropriately, deliver a relevant customer experience, manage the complexity of our restaurant operations, manage our investments in technology and modernization, and respond effectively to our competitors’ actions or offerings or to unforeseen disruptive actions. There can be no assurance these strategies will be effective, and some strategies may be effective at improving some metrics while adversely affecting other metrics, which could have the overall effect of harming our business.
Unfavorable general economic conditions could adversely affect our business and financial results.
Our results of operations are substantially affected by economic conditions, which can vary significantly by market and can impact consumer disposable income levels and spending habits. Economic conditions can also be impacted by a variety of factors including hostilities, epidemics, pandemics and actions taken by governments to manage national and international economic matters, whether through austerity, stimulus measures or trade measures, and initiatives intended to control wages, unemployment, credit availability, inflation, taxation and other economic drivers. Sustained adverse economic conditions or periodic adverse changes in economic conditions in our markets could pressure our operating performance and our business continuity disruption planning, and our business and financial results may suffer.
Our results of operations are also affected by fluctuations in currency exchange rates and unfavorable currency fluctuations could adversely affect reported earnings.
Supply chain interruptions may increase costs or reduce revenues.
We depend on the effectiveness of our supply chain management to assure reliable and sufficient supply of quality products on favorable terms. Although many of the products we sell are sourced from a wide variety of suppliers in countries around the world, certain products have limited suppliers, which may increase our reliance on those suppliers. Supply chain interruptions, including shortages and transportation issues, and price increases can adversely affect us as well as our suppliers and franchisees, whose performance may have a significant impact on our results. Such shortages or disruptions could be caused by factors beyond the control of our suppliers, franchisees or us. If we experience interruptions in our System’s supply chain, our costs could increase and it could limit the availability of products critical to our System’s operations.
Our franchise business model presents a number of risks.
The Company's success as a heavily franchised business relies to a large degree on the financial success and cooperation of our franchisees, including our developmental licensees and affiliates. Our restaurant margins arise from two sources: fees from franchised restaurants (e.g., rent and royalties based on a percentage of sales) and, to a lesser degree, sales from Company-operated restaurants. Our franchisees and developmental licensees manage their businesses independently, and therefore are responsible for the day-to-day operation of their restaurants. The revenues we realize from franchised restaurants are largely dependent on the ability of our franchisees to grow their sales. Business risks affecting our operations also affect our franchisees. In particular, our franchisees have also been significantly impacted by the COVID-19 pandemic, and the Company granted the deferral of cash collection for certain rent and royalties earned from franchisees in substantially all markets. The extent of the deferrals differs in length by market. If franchisee sales trends worsen, or do not improve at a sufficiently rapid rate, our financial results will continue to be negatively affected, which may be material.
Our success also relies on the willingness and ability of our independent franchisees and affiliates to implement major initiatives, which may include financial investment, and to remain aligned with us on operating, value/promotional and capital-intensive reinvestment plans. The ability of franchisees to contribute to the achievement of our plans is dependent in large part on the availability to them of funding at reasonable interest rates and may be negatively impacted by the financial markets in general, by the creditworthiness of our franchisees or the Company or by banks’ lending practices. If our franchisees are unwilling or unable to invest in major initiatives or are unable to obtain financing at commercially reasonable rates, or at all, our future growth and results of operations could be adversely affected.
Our operating performance could also be negatively affected if our franchisees experience food safety or other operational problems or project an image inconsistent with our brand and values, particularly if our contractual and other rights and remedies are limited, costly to exercise or subjected to litigation and potential delays. If franchisees do not successfully operate restaurants in a manner consistent with our required standards, our brand’s image and reputation could be harmed, which in turn could hurt our business and operating results.
Our ownership mix also affects our results and financial condition. The decision to own restaurants or to operate under franchise or license agreements is driven by many factors whose interrelationship is complex. The benefits of our more heavily franchised structure depend on various factors including whether we have effectively selected franchisees, licensees and/or affiliates that meet our rigorous standards, whether we are able to successfully integrate them into our structure and whether their performance and the resulting ownership mix supports our brand and financial objectives.

Challenges with respect to labor, including availability and cost, could impact our business and results of operations.
Our success depends in part on our System’s ability to proactively recruit, motivate and retain qualified individuals to work in McDonald's restaurants and to maintain appropriately-staffed restaurants in an intensely competitive environment. Increased costs associated with recruiting, motivating and retaining qualified employees to work in our Company-operated restaurants, as well as costs to promote awareness of the opportunities of working at McDonald's restaurants, could have a negative impact on our Company-operated margins. Similar concerns apply to our franchisees.
We are also impacted by the costs and other effects of compliance with U.S. and international regulations affecting our workforce, which includes our staff and employees working in our Company-operated restaurants. These regulations are increasingly focused on employment issues, including wage and hour, healthcare, immigration, retirement and other employee benefits and workplace practices. Claims of non-compliance with these regulations could result in liability and expense to us. Our potential exposure to reputational and other harm regarding our workplace practices or conditions or those of our independent franchisees or suppliers, including those giving rise to claims of harassment or discrimination (or perceptions thereof) could have a negative impact on consumer perceptions of us and our business. Additionally, economic action, such as boycotts, protests, work stoppages or campaigns by labor organizations, could adversely affect us (including our ability to recruit and retain talent) or the franchisees and suppliers that are also part of the McDonald's System and whose performance may have a material impact on our results.
Food safety concerns may have an adverse effect on our business.
Our ability to increase sales and profits depends on our System’s ability to meet expectations for safe food and on our ability to manage the potential impact on McDonald’s of food-borne illnesses and food or product safety issues that may arise in the future, including in the supply chain, restaurants or delivery. Food safety is a top priority, and we dedicate substantial resources to ensure that our customers enjoy safe food products, including as our menu and service model evolve. However, food safety events, including instances of food-borne illness, occur within the food industry and our System from time to time and could occur in the future. Instances of food tampering, food contamination or food-borne illness, whether actual or perceived, could adversely affect our brand and reputation as well as our revenues and profits.
Challenges with respect to talent management could harm our business.
Effective succession planning is important to our long-term success. Failure to effectively identify, develop and retain key personnel, recruit high-quality candidates and ensure smooth management and personnel transitions, including the recent leadership transitions, could disrupt our business and adversely affect our results.
Information technology system failures or interruptions, or breaches of network security, may impact our operations or cause reputational harm.
We are increasingly reliant upon technology systems, such as point-of-sale, technologies supporting McDonald’s digital and delivery solutions, and technologies that facilitate communication and collaboration with affiliated entities, customers, employees, franchisees, suppliers, service providers or other independent third parties to conduct our business, whether developed and maintained by us or provided by third parties. Any failure or interruption of these systems could significantly impact our franchisees’ operations, or our customers’ experience and perceptions. Additionally, we provide certain technology systems to businesses that are unaffiliated with the McDonald’s System and a failure, interruption or breach of these systems may cause harm to those unaffiliated parties, which may result in liability to the Company or reputational harm.
Despite the implementation of security measures, those technology systems could become vulnerable to damage, disability or failures due to theft, fire, power loss, telecommunications failure or other catastrophic events. Certain technology systems may also become vulnerable, unreliable or inefficient in cases where technology vendors limit or terminate product support and maintenance. Our increasing reliance on third party systems also present the risks faced by the third party’s business, including the operational, security and credit risks of those parties. If those systems were to fail or otherwise be unavailable, and we were unable to recover in a timely manner, we could experience an interruption in our or our franchisees’ operations.
Furthermore, security incidents or breaches have from time to time occurred and may in the future occur involving our systems, the systems of the parties we communicate or collaborate with (including franchisees), or those of third party providers. These may include such things as unauthorized access, phishing attacks, account takeovers, denial of service, computer viruses, introduction of malware or ransomware and other disruptive problems caused by hackers. Our technology systems contain personal, financial and other information that is entrusted to us by our customers, our employees, our franchisees, our business customers and other third parties, as well as financial, proprietary and other confidential information related to our business. An actual or alleged security breach could result in disruptions, shutdowns, theft or unauthorized disclosure of personal, financial, proprietary or other confidential information. The occurrence of any of these incidents could result in reputational damage, adverse publicity, loss of consumer confidence, reduced sales and profits, complications in executing our growth initiatives and regulatory and legal risk, including criminal penalties or civil liabilities.

If we fail to comply with privacy and data collection laws, we could be subject to legal proceedings and penalties, which could negatively affect our financial results or brand perceptions.
We are subject to legal and compliance risks and associated liability related to privacy and data collection, protection and management, as it relates to information associated with our technology-related services and platforms made available to business partners, customers, employees, franchisees or other third parties. For example, the General Data Protection Regulation (“GDPR”) requires entities processing the personal data of individuals in the European Union to meet certain requirements regarding the handling of that data. We are also subject to U.S. federal and state and foreign laws and regulations in this area. These regulations have been subject to frequent change, and there may be markets or jurisdictions that propose or enact new or emerging data privacy requirements in the future. Failure to meet GDPR or other data privacy requirements could result in legal proceedings and substantial penalties, and materially adversely impact our financial results or brand perceptions.
The global scope of our business subjects us to risks that could negatively affect our business.
We encounter differing cultural, regulatory, geopolitical and economic environments within and among the more than 100 countries where McDonald’s restaurants operate, and our ability to achieve our business objectives depends on the System's success in these environments. Meeting customer expectations is complicated by the risks inherent in our global operating environment, and our global success is partially dependent on our System’s ability to leverage operating successes across markets and brand perceptions. Planned initiatives may not have appeal across multiple markets with McDonald's customers and could drive unanticipated changes in customer perceptions and guest counts.
Disruptions in operations or price volatility in a market can also result from governmental actions, such as price, foreign exchange or changes in trade-related tariffs or controls, sanctions and counter sanctions, government-mandated closure of our, our franchisees’ or our suppliers’ operations, and asset seizures. Trade policies, tariffs and other regulations affecting trade between the U.S. and other countries could adversely affect our business and operations. These and other government actions may impact our results and could cause reputational or other harm. Our international success depends in part on the effectiveness of our strategies and brand-building initiatives to reduce our exposure to such governmental actions.
Additionally, challenges and uncertainties are associated with operating in developing markets, which may entail a relatively higher risk of political instability, economic volatility, crime, corruption and social and ethnic unrest. Such challenges may be exacerbated in many cases by a lack of an independent and experienced judiciary and uncertainties in how local law is applied and enforced, including in areas most relevant to commercial transactions and foreign investment. An inability to manage effectively the risks associated with our international operations could have a material adverse effect on our business and financial condition.
We may also face challenges and uncertainties in developed markets. For example, as a result of the U.K.’s decision to leave the European Union and the ongoing transition period, it is possible that there will be increased regulatory complexities and uncertainty in European or worldwide economic conditions. The decision created volatility in certain foreign currency exchange rates that may or may not continue, and may result in increased supply chain costs for items that are imported from other countries. Any of these effects, and others we cannot anticipate, could adversely affect our business, results of operations, financial condition and cash flows.
If we do not effectively manage our real estate portfolio, our operating results may be negatively impacted.
We have significant real estate operations, primarily in connection with our restaurant business. We generally own or secure a long-term lease on the land and building for conventional franchised and Company-operated restaurant sites. We seek to identify and develop restaurant locations that offer convenience to customers and long-term sales and profit potential. As we generally secure long-term real estate interests for our restaurants, we have limited flexibility to quickly alter our real estate portfolio. The competitive business landscape continues to evolve in light of changing business trends, consumer preferences, trade area demographics, consumer use of digital and delivery, local competitive positions and other economic factors. If our restaurants are not located in desirable locations, or if we do not evolve in response to these factors, it could adversely affect Systemwide sales and profitability.
Our real estate values and the costs associated with our real estate operations are also impacted by a variety of other factors, including governmental regulations; insurance; zoning, tax and eminent domain laws; interest rate levels and the cost of financing. A significant change in real estate values, or an increase in costs as a result of any of these factors, could adversely affect our operating results.
Changes in tax laws and unanticipated tax liabilities could adversely affect the taxes we pay and our profitability.
We are subject to income and other taxes in the U.S. and foreign jurisdictions, and our operations, plans and results are affected by tax and other initiatives around the world. In particular, we are affected by the impact of changes to tax laws or policy or related authoritative interpretations. We are also impacted by settlements of pending or any future adjustments proposed by taxing and governmental authorities inside and outside of the U.S. in connection with our tax audits, all of which will depend on their timing, nature and scope. Any significant increases in income tax rates, changes in income tax laws or unfavorable resolution of tax matters could have a material adverse impact on our financial results.

Changes in commodity and other operating costs could adversely affect our results of operations.
The profitability of our Company-operated restaurants depends in part on our ability to anticipate and react to changes in commodity costs, including food, paper, supplies, fuel, utilities and distribution, and other operating costs, including labor. Any volatility in certain commodity prices or fluctuation in labor costs could adversely affect our operating results by impacting restaurant profitability. The commodity markets for some of the ingredients we use, such as beef and chicken, are particularly volatile due to factors such as seasonal shifts, climate conditions, industry demand, international commodity markets, food safety concerns, product recalls and government regulation, all of which are beyond our control and, in many instances, unpredictable. We can only partially address future price risk through hedging and other activities, and therefore increases in commodity costs could have an adverse impact on our profitability.
Increasing regulatory and legal complexity may adversely affect our business and financial results.
Our regulatory and legal environment worldwide exposes us to complex compliance, litigation and similar risks that could affect our operations and results in material ways. Many of our markets are subject to increasing, conflicting and highly prescriptive regulations involving, among other matters, restaurant operations, product packaging, marketing, the nutritional and allergen content and safety of our food and other products, labeling and other disclosure practices. Compliance efforts with those regulations may be affected by ordinary variations in food preparation among our own restaurants and the need to rely on the accuracy and completeness of information from third-party suppliers. Our success depends in part on our ability to manage the impact of regulations that can affect our business plans and operations, and have increased our costs of doing business and exposure to litigation, governmental investigations or other proceedings.
We are also subject to legal proceedings that may adversely affect our business, including class actions, administrative proceedings, government investigations and proceedings, shareholder proceedings, employment and personal injury claims, landlord/tenant disputes, supplier related disputes, and claims by current or former franchisees. Regardless of whether claims against us are valid or whether we are found to be liable, claims may be expensive to defend and may divert management's attention away from operations.
Litigation and regulatory action concerning our relationship with franchisees and the legal distinction between our franchisees and us for employment law purposes, if determined adversely, could increase costs, negatively impact our business operations and the business prospects of our franchisees and subject us to incremental liability for their actions. Similarly, although our commercial relationships with our suppliers remain independent, there may be attempts to challenge that independence, which, if determined adversely, could also increase costs, negatively impact the business prospects of our suppliers, and subject us to incremental liability for their actions.
Our results could also be affected by the following:

•	The relative level of our defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings;

•	The cost and other effects of settlements, judgments or consent decrees, which may require us to make disclosures or take other actions that may affect perceptions of our brand and products; and

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Adverse results of pending or future litigation, including litigation challenging the composition and preparation of our products, or the appropriateness or accuracy of our marketing or other communication practices.

A judgment significantly in excess of any applicable insurance coverage or third party indemnity could materially adversely affect our financial condition or results of operations. Further, adverse publicity resulting from claims may hurt our business. If we are unable to effectively manage the risks associated with our complex regulatory and legal environment, it could have a material adverse effect on our business and financial condition.
We may not be able to adequately protect our intellectual property or adequately ensure that we are not infringing the intellectual property of others, which could harm the value of the McDonald’s brand and our business.
The success of our business depends on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded products in both domestic and international markets. We rely on a combination of trademarks, copyrights, service marks, trade secrets, patents and other intellectual property rights to protect our brand and branded products.

We have registered certain trademarks and have other trademark registrations pending in the U.S. and certain foreign jurisdictions. The trademarks that we currently use have not been registered in all of the countries outside of the U.S. in which we do business or may do business in the future and may never be registered in all of these countries. It may be costly and time consuming to protect our intellectual property, and the steps we have taken to protect our intellectual property in the U.S. and foreign countries may not be adequate. In addition, the steps we have taken may not adequately ensure that we do not infringe the intellectual property of others, and third parties may claim infringement by us in the future. In particular, we may be involved in intellectual property claims, including often aggressive or opportunistic attempts to enforce patents used in information technology systems, which might affect our operations and results. Any claim of infringement, whether or not it has merit, could be time-consuming, result in costly litigation and harm our business.
We cannot ensure that franchisees and other third parties who hold licenses to our intellectual property will not take actions that hurt the value of our intellectual property.
Changes in accounting standards or the recognition of impairment or other charges may adversely affect our future operations and results.
New accounting standards or changes in financial reporting requirements, accounting principles or practices, including with respect to our critical accounting estimates, could adversely affect our future results. We may also be affected by the nature and timing of decisions about underperforming markets or assets, including decisions that result in impairment or other charges that reduce our earnings. In assessing the recoverability of our long-lived assets, we consider changes in economic conditions and make assumptions regarding estimated future cash flows and other factors. These estimates are highly subjective and can be significantly impacted by many factors such as global and local business and economic conditions, operating costs, inflation, competition, consumer and demographic trends, and our restructuring activities. If our estimates or underlying assumptions change in the future, we may be required to record impairment charges. If we experience any such changes, they could have a significant adverse effect on our reported results for the affected periods.
A decrease in our credit ratings or an increase in our funding costs could adversely affect our profitability.
Our credit ratings may be negatively affected by our results of operations or changes in our debt levels. As a result, our interest expense, the availability of acceptable counterparties, our ability to obtain funding on favorable terms, collateral requirements and our operating or financial flexibility could all be negatively affected, especially if lenders impose new operating or financial covenants.
Our operations may also be impacted by regulations affecting capital flows, financial markets or financial institutions, which can limit our ability to manage and deploy our liquidity or increase our funding costs. If any of these events were to occur, they could have a material adverse effect on our business and financial condition.
Trading volatility and the price of our common stock may be adversely affected by many factors.
Many factors affect the volatility and price of our common stock in addition to our operating results and prospects. The most important of these factors, some of which are outside our control, are the following:

•	The unpredictable nature of global economic and market conditions;

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Governmental action or inaction in light of key indicators of economic activity or events that can significantly influence financial markets, particularly in the U.S., which is the principal trading market for our common stock, and media reports and commentary about economic, trade or other matters, even when the matter in question does not directly relate to our business;

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Trading activity in our common stock or trading activity in derivative instruments with respect to our common stock or debt securities, which can be affected by market commentary (including commentary that may be unreliable or incomplete); unauthorized disclosures about our performance, plans or expectations about our business; our actual performance and creditworthiness; investor confidence, driven in part by expectations about our performance; actions by shareholders and others seeking to influence our business strategies; portfolio transactions in our stock by significant shareholders; or trading activity that results from the ordinary course rebalancing of stock indices in which McDonald’s may be included, such as the S&P 500 Index and the Dow Jones Industrial Average;

•	The impact of our stock repurchase program or dividend rate; and

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The impact on our results of corporate actions and market and third-party perceptions and assessments of such actions, such as those we may take from time to time as we implement our strategies, including through acquisitions, in light of changing business, legal and tax considerations and evolve our corporate structure.

Events such as severe weather conditions, natural disasters, hostilities and social unrest, among others, can adversely affect our results and prospects.
Severe weather conditions, natural disasters, hostilities and social unrest, any shifting climate patterns or terrorist activities (or expectations about them) can adversely affect consumer spending and confidence levels and supply availability and costs, as well as the local operations in impacted markets, all of which can affect our results and prospects. Our receipt of proceeds under any insurance we maintain with respect to some of these risks may be delayed or the proceeds may be insufficient to cover our losses fully.